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                                                                     EXHIBIT 2.1

                          PRUDENTIAL SAVINGS BANK, PaSA

                             PLAN OF REORGANIZATION

                                      FROM

                               MUTUAL SAVINGS BANK

                                       TO

                             MUTUAL HOLDING COMPANY

                      AS ADOPTED BY THE BOARD OF DIRECTORS

                                       ON

                                  JUNE 8, 2004

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                          PRUDENTIAL SAVINGS BANK, PaSA

                             PLAN OF REORGANIZATION
                            FROM MUTUAL SAVINGS BANK
                            TO MUTUAL HOLDING COMPANY

1.    GENERAL.

      On June 8, 2004, the Board of Directors of Prudential Savings Bank PaSA, Philadelphia, Pennsylvania (the "Bank"), a Pennsylvania-chartered, mutual savings association, adopted this Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company (the "Plan"), pursuant to which the Bank proposes to reorganize into the mutual holding company form of organization and operate as a indirect subsidiary of a mutual holding company (the "MHC Reorganization"). The Board of Directors has determined that the MHC Reorganization will facilitate the future growth of the Bank through possible acquisitions of other financial institutions and possible diversification into other related financial services activities as well as enhance the Bank's ability to support its lending and investment activities. On May 21, 2004, the Board of Directors of the Bank approved a plan to convert the Bank's charter from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered mutual savings bank. The charter conversion shall be consummated as soon as practicable and shall be prior to the MHC Reorganization.

      As part of the MHC Reorganization, the Bank will (i) organize an interim stock savings bank as a wholly owned subsidiary ("Interim One"); (ii) Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two"); (iii) Interim One will organize a Pennsylvania stock corporation ("SHC") as a wholly owned subsidiary of Interim One; (iv) the Bank will convert to stock form and exchange its articles of incorporation for those of a Pennsylvania stock savings bank (the "Stock Bank"); (v) the shares of Interim One will be cancelled and its charter will be exchanged for a Pennsylvania mutual holding company charter ("MHC"); (vi) Interim Two will merge with and into the Stock Bank, with the Stock Bank surviving as a subsidiary of MHC; and (vii) the MHC will transfer all of the outstanding shares of the Stock Bank to SHC. The MHC Reorganization shall be accomplished in accordance with the procedures set forth in this Plan, the requirements of applicable laws and regulations and the policies of the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking ("Department").

      Upon consummation of the MHC Reorganization, the Stock Bank will be deemed to be a continuation of the Bank, and all property of the Bank, including its right, title and interest in and to all property of whatever kind and nature, all interests and assets previously existing or pertaining to the Bank, or which would issue to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold and enjoy the same rights and to the same extent as those rights possessed, held and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all rights, liabilities and obligations of the Bank and, immediately upon consummation of the MHC Reorganization, will continue its main office and other operations at the then-present location of the Bank.

      This Plan is subject to the approval of the FDIC and the Department and must be approved by the Depositors of the Bank entitled to vote at a Special Meeting called for that purpose pursuant to the terms of this Plan and the applicable rules, regulations and policies of the FDIC and the Department. Implementation of this Plan also is subject to the approval of all other applicable regulatory authorities, as well as the receipt of favorable rulings or opinions as to the tax consequences of the MHC Reorganization.

      It is anticipated that the SHC will conduct an initial offering of its common stock (which in the aggregate shall be less than 50% of the total to-be-outstanding common stock of the SHC) following consummation of the MHC Reorganization, subject to the approval of the Board of Directors of the SHC and the FDIC and the Department. The actual issuance of shares of common stock of the SHC in this manner shall not be a condition to the MHC Reorganization, unless otherwise required by the Board of Directors of the Bank.

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      In adopting this Plan, the Board of Directors of the Bank determined that the MHC Reorganization was advisable and in the best interests of the Bank, its Depositors and borrowers and the communities that it serves.

2.    DEFINITIONS.

      In most cases, the meaning of the terms used in this Plan are made clear from their context and the language of the Plan. Certain of these terms, however, require further explanation, as follows:

            2.1 "BANK" means Prudential Savings Bank, PaSA, currently a Pennsylvania-chartered mutual savings association doing business as Prudential Savings Bank that will convert its charter to a Pennsylvania-chartered savings bank prior to the effective time of the MHC Reorganization.

            2.2 "DEPARTMENT" means the Department of Banking of the Commonwealth of Pennsylvania.

            2.3 "DEPOSIT ACCOUNT" means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder of the Bank.

            2.4 "DEPOSITOR" means the holder of a Deposit Account.

            2.5 "ELIGIBLE DEPOSITOR" means a Person who at the close of business on the Voting Record Date had an aggregate balance of all Deposit Accounts in the Bank of not less than $100.

            2.6 "FDIC" means the Federal Deposit Insurance Corporation.

            2.7 "FRB" means the Board of Governors of the Federal Reserve
      System.

            2.8 "MHC" means the mutual holding company resulting from the MHC Reorganization.

            2.9 "MHC REORGANIZATION" collectively means all steps which are necessary for the Bank to reorganize into the mutual holding company form of organization in the manner specified herein.

            2.10 "OFFICER" means the chairman of the board of directors or trustees, president, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other Person performing similar functions with respect to any organization, whether incorporated or unincorporated.

            2.11 "PERSON" means any corporation, limited liability company, partnership, limited liability partnership, bank, joint stock company trust, unincorporated organization or any political subdivision thereof or any other entity or a natural person.

            2.12 "PLAN" means this Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company, including all Appendices hereto, as adopted by the Board of Directors of the Bank and as may be amended from time to time pursuant to the terms hereof.

            2.13 "SHC" means a to-be-formed Pennsylvania corporation, which, upon consummation of the MHC Reorganization, shall own 100% of the issued and outstanding shares of capital stock of the Stock Bank and which shall be a wholly owned subsidiary of the MHC.

            2.14 "STOCK BANK" means Prudential Savings Bank, a
      Pennsylvania-chartered, stock subsidiary of the SHC upon consummation of the MHC Reorganization.

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            2.15 "SPECIAL MEETING" means the Special Meeting of Depositors of the Bank called for the sole purpose of submitting this Plan to the Depositors for their consideration and vote, including any adjournment of such meeting.

            2.16 "VOTING RECORD DATE" means the date for determining the eligibility of Depositors to vote at the Special Meeting, which shall be not less than 20 nor more than 60 days before the Special Meeting.

3.    GENERAL PROCEDURE FOR THE MHC REORGANIZATION.

      The Bank shall provide the FDIC and the Department, as appropriate, with written notice of the proposed MHC Reorganization. Such notice shall include a copy of this Plan, the proposed articles of incorporation and bylaws for the MHC and the SHC and the articles of incorporation and bylaws for the Stock Bank upon consummation of the MHC Reorganization and such other information as is required by applicable laws and regulations or as the FDIC or the Department may otherwise require. To the extent required by applicable laws and regulations or as the FDIC or Department may otherwise require, the Bank shall provide public notice of its plan to reorganize. Such notice shall be made by means of the posting of a notice in a conspicuous place in each of the Bank's offices and the placing of an advertisement in a newspaper of general circulation in the community where the Bank maintains its home office. In addition, the Bank shall cause copies of the Plan to be made available at each of its offices for inspection by Depositors.

      Simultaneously with or as soon as practicable after the Bank's submission to the FDIC and the Department of its written notice of the proposed MHC Reorganization such application(s) will be filed with the FRB and the Department with respect to the MHC and the SHC as may be necessary or appropriate with respect to the proposed acquisition of control, direct and indirect, of such entities over the Stock Bank, and the Bank shall file such other applications or notices with the FDIC, the FRB, the Department or any other applicable regulatory authority, publish such notices and take such other actions as may be specified by applicable laws and regulations or as otherwise may be required to consummate the MHC Reorganization.

      If the Bank receives the approval or nonobjection, as applicable, from the FDIC and the Department, the Bank shall submit this Plan to its Depositors for approval at the Special Meeting, which shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of such meeting. Such notice shall be accompanied by a proxy statement and proxy card, which materials shall include such information as is required by applicable laws and regulations or as the FDIC or the Department may otherwise require. This Plan must be approved by the Eligible Depositors at the Special Meeting by the affirmative vote of a majority of the total outstanding votes entitled to be cast.

      Following the receipt of all required regulatory approvals, the approval of the Eligible Depositors of this Plan and the satisfaction of all other conditions precedent to the MHC Reorganization, the Bank will (i) organize Interim One; (ii) Interim One will organize Interim Two; (iii) Interim One will organize SHC as a wholly owned subsidiary of Interim One; (iv) the Bank will convert to stock form and exchange its articles of incorporation for articles of incorporation of a Pennsylvania-chartered stock savings bank (the "Stock Bank");
(v) the shares of Interim One will be cancelled and its charter will be exchanged for a Pennsylvania mutual holding company charter ("MHC"); (vi) Interim Two will merge with and into the Stock Bank, with the Stock Bank surviving as a subsidiary of MHC; and (vii) the MHC will transfer all of the outstanding shares of the Stock Bank to SHC. MHC will have articles of incorporation and bylaws in the form attached hereto as Exhibits A and B, respectively, which are incorporated herein by reference. Additionally, SHC will have articles of incorporation and bylaws in the form attached hereto as Exhibits C and D, respectively, and the Stock Bank will have articles of incorporation and bylaws in the form attached hereto as Exhibits E and F, respectively, which are incorporated herein by reference.

      Upon consummation of the MHC Reorganization, substantially all of the assets and liabilities of the Bank shall be vested in the Stock Bank as the survivor of the merger of Interim Two into the Stock Bank. All assets, rights, obligations and liabilities of whatever nature of the Bank that are not expressly retained by the MHC shall be deemed transferred to the Stock Bank.

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      The trustees and Officers of the Bank shall take all appropriate actions to facilitate the MHC Reorganization, including maintaining insurance of deposits and membership in the Federal Home Loan Bank of Pittsburgh for the Stock Bank promptly following its organization, taking all appropriate actions to effect the transactions referenced in the immediately preceding paragraphs and preparing, filing and prosecuting such applications, filings and notices as may be required under applicable laws and regulations and policies of the FDIC, the FRB and the Department to effect the MHC Reorganization. The Bank, the MHC, the SHC and the Stock Bank shall use their best efforts to ensure that the expenses incurred by them in connection with the MHC Reorganization are reasonable.

      As a result of the MHC Reorganization, the Bank will become a Pennsylvania-chartered stock-form savings bank and a wholly owned subsidiary of SHC, and SHC will be a wholly owned subsidiary of MHC.

4.    POWERS AND AUTHORITIES OF MHC, SHC AND THE STOCK BANK.

      The rights and powers of the MHC, SHC and the Stock Bank upon consummation of the MHC Reorganization will be as specified in their respective articles of incorporation and bylaws, applicable laws and regulations and policies of governing regulatory authorities. Without limiting the foregoing, upon consummation of the MHC Reorganization, the SHC shall have authority to issue to Persons other than the MHC an amount of common stock and securities convertible into common stock which in the aggregate is less than 50% of the issued and outstanding common stock of the SHC. The SHC also shall have authority to issue equity or debt securities other than common stock and securities convertible into common stock following consummation of the MHC Reorganization, subject to the terms of its articles of incorporation and bylaws, including any amendments thereto. The SHC's ability to issue debt or equity securities upon consummation of the MHC Reorganization shall be subject to the approval of the Board of Directors of the SHC and the requirements of applicable laws and regulations.

5.    TAX CONSEQUENCES.

      Consummation of the MHC Reorganization is expressly conditioned upon prior receipt by the Bank and/or the SHC of (i) a ruling of the United States Internal Revenue Service and/or an opinion of counsel to the effect that the MHC Reorganization will not result in any gain or loss for federal income tax purposes to the Bank, the Stock Bank, the MHC or the SHC; and (ii) a ruling and/or an opinion of counsel or tax advisor with respect to Pennsylvania taxation, to the effect that consummation of the MHC Reorganization will not result in a taxable reorganization under the provisions of the applicable codes or recapture of income or bad debt reserves by the MHC, the SHC, the Bank, the Stock Bank or Depositors.

6.    TRANSFER OF DEPOSIT ACCOUNTS.

      Each Deposit Account in the Bank at the time of the MHC Reorganization will become, without further action by the account holder, a Deposit Account in the Stock Bank after the MHC Reorganization, equivalent in withdrawable amount to the withdrawal value, and subject to the same terms and conditions (except as to liquidation rights), as such Deposit Account in the Bank at the time of the MHC Reorganization.

7.    SPECIAL MEETING OF DEPOSITORS

      A Special Meeting of Depositors shall be called to consider and vote upon the Plan subsequent to receipt of the necessary approvals of the FDIC and the Department. A proxy statement describing the Plan and the reasons for the MHC Reorganization and a proxy card shall be mailed to each Eligible Depositor. Each Eligible Depositor shall be entitled to cast one vote for each $100, or fraction thereof, of the aggregate value of all of their Deposit Accounts as of the record date. Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are provided under the trust instrument or other governing document or applicable law. Approval of the Plan will require the affirmative vote of a majority of the total outstanding votes entitled to be cast by Eligible Depositors at the Special Meeting.

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8.    VOTING AND OTHER RIGHTS OF SHAREHOLDERS OF THE STOCK BANK AND SHC.

      Following the MHC Reorganization, voting rights with respect to the Stock Bank and the SHC will be held and exercised exclusively by the holder or holders of the capital stock of the Stock Bank and the SHC, respectively. Neither Depositors in nor borrowers from the Stock Bank will have any voting rights with respect to the Stock Bank in their capacities as such.

9.    LIQUIDATION RIGHTS.

      Following the MHC Reorganization, all holders of a Deposit Account with the Bank as of the date of the MHC Reorganization will hold liquidation rights with respect to the MHC to the same extent that they hold liquidation rights in the Bank. In addition, all Persons who become the holder of a Deposit Account with the Stock Bank subsequent to the MHC Reorganization also will have liquidation rights with respect to the MHC to the same extent that Depositors hold liquidation rights in the Bank. In each case, no Person who ceases to be the holder of a Deposit Account with the Stock Bank shall have any liquidation rights with respect to the MHC. Borrowers from the Stock Bank will not receive liquidation rights in the MHC in connection with any borrowings from the Stock Bank.

10. SUBSEQUENT OFFERING OF CAPITAL STOCK OF THE SHC AND CONVERSION OF THE MHC INTO A STOCK HOLDING COMPANY.

      If approved by the Department and the FDIC and/or any other applicable regulatory authority, following consummation of the MHC Reorganization (i) the SHC may sell shares of its capital stock to third persons other than the MHC and
(ii) the MHC may convert from a mutual to a stock form holding company, in each case subject to the requirements of applicable laws and regulations. Any such conversion of the MHC (a "Conversion Transaction") shall be fair and equitable to stockholders of the SHC other than the MHC ("Minority Stockholders"). In any Conversion Transaction, Minority Stockholders, if any, will be entitled to maintain the same percentage ownership interest in the SHC or its successor after the Conversion Transaction as their ownership interest in the SHC immediately prior to the Conversion Transaction (i.e., the Minority Ownership Interest), subject only to the following adjustments (if required by federal or state law, regulation, or regulatory policy) to reflect: (i) the cumulative effect of the aggregate amount of dividends waived by the MHC; and (ii) the market value of assets of the MHC (other than common stock of the SHC).

      The SHC may conduct one or more offerings of its capital stock (which in the aggregate shall be less than 50% of the total to-be-outstanding voting stock of the SHC) in connection with or following consummation of the MHC Reorganization, subject to the approval of the Board of Directors of the SHC, the Bank, the Department and the FDIC. Each such offering shall be conducted pursuant to a Stock Issuance Plan which meets the requirements of applicable laws and regulations and policies of the Department and the FDIC and/or any other regulatory authority. The actual timing of any offering of the SHC's capital stock shall be in the discretion of the Board of Directors of the SHC. The Plan of Stock Issuance adopted by the Bank in connection with this Plan, as amended, is hereby incorporated herein by reference.

      None of the MHC, the SHC, the Bank or the Stock Bank shall loan funds or otherwise extend credit to any Person for the purpose of purchasing capital stock of the SHC issued in connection with any of the transactions referred to in this Section 10.

11.   STOCK COMPENSATION PLANS.

      Subject to the requirements of applicable laws and regulations (including applicable regulatory policies), and, if required, the approval of the stockholder(s) of the SHC, the Board of Directors of the SHC may adopt one or more stock compensation plans for directors, officers and employees of the MHC, the SHC or the Stock Bank. Such plans may include, without limitation, an employee stock ownership plan, restricted stock plan and stock option plan.

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12.   DIRECTORS, TRUSTEES AND OFFICERS.

      Each Person serving as a trustee of the Bank at the time of the MHC Reorganization shall serve as a director of the MHC, the SHC and the Stock Bank thereafter for the terms respectively specified in the articles of incorporation and bylaws of the MHC, the SHC and the Stock Bank and until his or her successor is elected and qualified. The officers of the Bank at the time of the MHC Reorganization shall serve as officers of the Stock Bank thereafter for their designated term and until his or her successor is elected and qualified. The officers of the MHC and SHC shall be elected by their respective boards of directors.

13.   AMENDMENT OR TERMINATION OF THE PLAN.

      If deemed necessary or desirable by the Board of Directors of the Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to solicitation of proxies from the Depositors to vote on this Plan and at any time thereafter with the concurrence, to the extent required, of the FDIC, the FRB and the Department. This Plan may be terminated by the Board of Directors of the Bank at any time prior to the Special Meeting and at any time thereafter with the concurrence, to the extent required, of the FDIC, the FRB and the Department.

14.   TERMINATION.

      This Plan shall terminate 24 months after the date on which this Plan is approved by the Depositors of the Bank in the event that the MHC Reorganization is not completed within such period or upon the earlier termination of the Plan in accordance with its terms.

15.   INTERPRETATION OF THE PLAN.

      References herein to provisions of Federal and state law and the rules and regulations of the FDIC, the FRB and the Department shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Directors and the Depositors of the Bank and any subsequent amendments to such provisions.

16.   EFFECTIVE DATE.

      The effective date of the MHC Reorganization shall be the date of the filing of the articles of incorporation of the Stock Bank and the MHC with the Department and the articles of incorporation of the SHC with the Pennsylvania Department of State and shall be conditioned upon the prior receipt of all requisite regulatory and other approvals.

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